EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Lantronix, Inc. of our report dated September 11, 2019, relating to the consolidated financial statements of Lantronix, Inc., appearing in the Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2019.

/s/ Squar Milner LLP

Irvine, California

September 4, 2020